Exhibit 99.1
News Release

Sprint
6200 Sprint Parkway
Overland Park, Kan. 66251

Media Contact:
Scott Sloat
240-855-0164
scott.sloat@sprint.com

Investor Contact:
Brad Hampton
800-259-3755
investor.relations@sprint.com

Sara Martinez Tucker Joins Sprint Board of Directors

OVERLAND PARK, Kan. - Sept. 3, 2013 - Sprint (NYSE: S) today announced its board of directors has elected Sara Martinez Tucker to the board bringing the number of board members to eight.

Ms. Tucker is the president and Chief Executive Officer of the National Math + Science Initiative. Its programs in science, technology, engineering and math (STEM) are transforming teaching, schools and education in the U.S.

Ms. Tucker, 56, most recently served as the Under Secretary of Education in the U.S. Department of Education. Prior to joining the Department, she worked for nine years as the CEO and president of the Hispanic Scholarship Fund (HSF). Prior to joining HSF in 1997, Ms. Tucker spent 16 years at AT&T, becoming the first Latina to reach the company's executive level.

“I could not be more pleased that a person with the talent, track record and relevant experience of Sara has agreed to join the Sprint board,” said Masayoshi Son, Sprint Chairman. “We are committed to recruiting a world-class independent board of directors.”

About Sprint
Sprint offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint served more than 53 million customers at the end of the second quarter of 2013 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint as the most improved company in customer satisfaction, across all 47 industries, during the last five years. Newsweek ranked Sprint No. 3 in both its 2011 and 2012 Green Rankings, listing it as one of the nation's greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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